Exhibit 10.1

SETTLEMENT AGREEMENT AND GENERAL RELEASE

This Agreement and General Release (this “Agreement”) is made and entered into as of the 3rd day of November 2017, between ProtoKinetix Incorporated, a Nevada corporation, (the “Company”) and Susan M. Woodward, (the “Consultant”), an Ohio resident.

RECITALS

A.   The Consultant has provided services to the Company pursuant to a consulting agreement entered into by the Company and the Consultant on December 30, 2016 (the “Consulting Agreement”), attached hereto as EXHIBIT A. The Consulting Agreement became effective on January 1, 2017, with a natural expiration date of December 31, 2017. The Consultant acknowledges that she is, and always has been, an independent contractor in her dealings with the Company.

B.   The Company and the Consultant have agreed that the Consultant will leave her position as chief financial officer (CFO) effective upon the filing of the Company’s quarterly report for the quarter ended September 30, 2017, which is prior to the natural expiration date of the Consulting Agreement.

C.    The Consultant and the Company acknowledge and agree that Section 5(d) Payment Upon Termination of the Consulting Agreement is not applicable to this Agreement or the change in the Consultant’s relationship with the Company contemplated hereunder.

D.   The Consultant has agreed to continue providing services under the Consulting Agreement through the filing of the upcoming quarterly financial disclosure due by law to be filed no later than November 14, 2017 (the “Form 10-Q”).  Upon filing of the Form 10-Q, in a form reasonably satisfactory to the Company, the Consultant will promptly resign as chief financial officer.

E.   The Company and the Consultant have determined that it is in their best interests to resolve any and all issues relating to or arising out of the Consultant’s contractual relationship with the Company, without any admission or liability of the parties, by this Agreement, in exchange for the consideration and terms set forth herein.

AGREEMENT

NOW THEREFORE, in consideration of the following covenants and promises and for other valuable consideration as described below, the parties hereby agree as follows:

1.	The Consultant’s Obligations Prior to and In Connection With Filing the Form 10-Q.

a.
The Form 8-K Filing.  Not later than four business days following signatures to this agreement by both the Company and the Consultant, the Consultant will assist the Company in preparing a Form 8-K reporting under Item 1.01 (Entry Into A Material Definitive Agreement) that the Company and the Consultant have entered into this Agreement, using the following Item 1.01 disclosure: “On November 3, 2017, the Company and Susan Woodward agreed that Ms. Woodward will leave her position as chief financial officer (CFO), effective upon the filing of the Company’s quarterly report for the quarter ended September 30, 2017, in satisfactory form, but will remain engaged to assist the Company through December 31, 2017, and to transition books and records of the Company.”  The parties agree that this Agreement will be attached as an exhibit to the Form 8-K as required by Instruction 1 to Item 1.01 of Form 8-K.

i.
Subject to the review and approval of the Company’s auditors who must review the Form 10-Q, the same language will be included in the quarterly report on Form 10-Q for the quarter ended September 30, 2017, if required by the rules and regulations governing the filing of the Form 10-Q.

b.
The 10-Q. The Consultant will complete to the reasonable satisfaction of the Company consistent with past practice the Company’s Form 10-Q for the quarter ending September 30, 2017, and in accordance with the rules and the regulations of the Securities and Exchange Commission.  The Consultant will cause the Form 10-Q to be completed and circulated to the Company’s auditors, the Company’s legal counsel and the Company for comment, consistent with past practices. However, the timing of the circulation and completion of the Form 10-Q is subject to the Consultant’s timely receipt from the Company of all of the information required to complete the Form 10-Q. The Consultant and Company agree that the Form 10-Q is to be filed without extension and must be delivered to the Edgar filer for preparation in order to be filed on or before November 14, 2017.  The Company has acted cooperatively through its legal counsel to provide and deliver to the Consultant copies of all documents, agreements, and board of director consents and such other information required to prepare and complete the Form 10-Q. The Company will continue to cooperate with the Consultant to provide any additional documents, agreements, board of director consents and such other information necessary for the Consultant to prepare and complete the Form 10-Q. The Consultant, as the Company’s chief financial officer and principal financial officer and Clarence Smith, as the Company’s chief executive officer and principal executive officer will sign the Form 10-Q and the necessary certifications, that have been approved by the Consultant, the Company, the Company’s auditors and the Company’s legal counsel, consistent with past practices, provided the Consultant, as of the date of signature, is the chief financial officer and principal financial officer of the Company.  The Consultant will not cause the Form 10-Q to be filed without the written consent and direction of the chief executive officer of the Company whose signature will also be reflected on the Form 10-Q and certifications as filed.  While the Consultant and the Company agree to work in good faith to file the Form 10-Q on time, if the Company is obligated to file for an extension of time, the Consultant and the Company will work with the Company’s auditors and legal counsel to file within the extended time limit for the Form 10-Q.

c.
Company Documents.  The Consultant agrees to provide the Company with all originals and copies of all files and documents in her possession and all originals and copies of files and documents in her possession on any electronic devices that relate to or concern the Company (the “ESI”) by delivering all such documents to the Company (directly or through Mr. McDonough, a director of the Company) promptly following her execution of this Agreement. The Consultant may retain a copy of any and all documents she needs to prepare the Form 10-Q. As set forth in Section 2(a) of this Agreement, the Consultant will provide all originals and copies of any documents modified or created since the time of execution of this Agreement. The Company shall schedule to have a courier pick up the documents for delivery on a date and time reasonably acceptable to the Consultant.  The Consultant agrees to segregate and make available all ESI from any other documents stored on any electronic devices in a single directory (which may contain subdirectories) through the file sharing system used by the Consultant in past practice. The file sharing system must provide access to both the Company’s legal counsel and the Company.

d.
Bank Accounts and the Company’s Address. Promptly upon the filing of the Form 10-Q, the Company shall (i) remove the Consultant from all of the Company’s bank accounts and all other accounts, listings or otherwise where Consultant is listed as a Company contact, officer, Chief Financial Officer or otherwise associated with or a representative of the Company and (ii) change the address of the Company to an address that is not the Consultant’s personal residence and the Company shall promptly submit to the United States Postal Service all required notices and forms to change the address and cause all of the Company mail to be sent to an address other than the Consultant’s personal residence.  To the extent that at any time thereafter the Consultant receives mail addressed to the Company she will promptly forward the mail to the Company and cooperate with the Company in changing addresses in the records of such sender.

2.	The Consultant’s Obligations Following the Filing of the Form 10-Q.

a.
Return of Company Property and Documents. Upon the filing of the Company’s Form 10-Q, the Consultant agrees to return any and all property of, and information pertaining to, the Company and its business in her possession within three business days.  The Company property includes, but is not limited to, all originals and copies of files, financial documents and the portable hard-drive purchased by the Company (also called a “USB” or “thumb drive”), but does not include the laptop computer that Consultant has been using. The Consultant will deliver by courier all files, documents and physical property belonging to the Company to 9176 South Pleasants Highway, St. Marys, West Virginia 26170, or to such other address as the Company should choose, at the Company’s expense. The Consultant will deliver all ESI to the Company by uploading such ESI to the file sharing platform used by the Consultant in past practice and shall provide notification of such to the Company and the Company’s legal counsel.

b.
Laptop Computer. Following the filing of the Form 10-Q, the Company agrees to allow the Consultant to permanently keep possession of the laptop she has been using.  Provided, however, that the Consultant certifies in writing, no later than January 3, 2018, to the Company’s legal counsel that all ESI has been deleted from the computer and she no longer has any complete or partial copies of any Company property, either written or on tape, disk or other media storage device and will not access any Company files or networks.

c.
Subsequent Discovery of Company Property. If after providing the written certification pursuant to Section 2(b) of this Agreement, the Consultant learns she is in possession of any Company property she will notify the Company within 24 hours and return all such property within three business days and delete any additional copies of such property in her possession.

d.
Cooperation. The Consultant agrees that certain matters in which the Consultant has been involved during her service to the Company may require the Consultant’s cooperation with the Company in the future.  Accordingly, through December 31, 2017, and in consideration of this Agreement, provided all parties perform under this Agreement herein, the Consultant agrees to be available for a reasonable amount of questions and consultation at no additional charge to the Company through December 31, 2017. The Company shall provide notice of a request for cooperation by email to the Consultant at the email address the Consultant will provide contemporaneously with the execution of this Agreement. Such cooperation and communication may be in the form of email, or if necessary, by telephone during normal business hours (8AM to 5PM eastern time) with reasonable notice provided to the Consultant. The Consultant shall provide support and services requested within a reasonable time after the request is sent by the Company.

3.	The Company’s Obligations.

a.
Consulting Fees. The Company has paid the Consultant her November consulting fee under the Consulting Agreement on the normally scheduled pay date, November 1, 2017, by the normal method historically used by the parties.  Upon executing this Agreement, the Company agrees to transfer the Consultant’s December consulting fee, in the amount of Six Thousand Dollars ($6,000.00) to be held in escrow until the terms of this Agreement have been satisfied pursuant to the terms of the attached Escrow Agreement attached hereto as EXHIBIT B.

b.
Stock Options. The Company agrees that in exchange for the Consultant’s assignment to the Company (in the form of Exhibit D) of the options to acquire 12 million shares of the Company’s common stock held by the Consultant under a certain Non-Qualified Stock Option Agreement dated May 4, 2015, effective February 26, 2015, for 4,000,000 shares of the Company’s common stock,  a certain Stock Option Agreement dated January 1, 2016 for 4,000,000 shares of the Company’s common and a certain Stock Option Agreement dated January 1, 2017 for 4,000,000 shares of the Company’s common stock (collectively the “Options”), the Company will transfer a one-time lump sum payment of $110,000 to be held in escrow for the Consultant’s benefit and as security for the parties’ performance under this Agreement pursuant to the terms of the Escrow Agreement attached hereto as EXHIBIT B.

c.
Letter of Recommendation.  The Company agrees that the quality of the Consultant’s work and services have been excellent and the Company has no complaint or issue with regard to the Consultant or the services that she has provided to the Company, since the time she has been engaged.  Therefore, not later than the first business day after the complete filing of the Form 10-Q, the Company shall deliver a letter of recommendation in the form of EXHIBIT C.

d.
Section 16 Filings. The Company, consistent with past practice shall prepare all filings resulting from the transactions contemplated under this Agreement as may be required by Section 16 of the Securities Exchange Act of 1934 for the Consultant to review, approve and sign. The Company will file such documents upon receipt of originally signed documents.

4.
Agreement Not to Disparage. The Consultant agrees that she will not disparage the Company or any of its officers, directors or consultants. The Company, for itself, and its officers, directors and consultants agrees that it will not disparage the Consultant. The Letter of Recommendation will speak for itself, and the Company is not required to provide any further information upon any inquiry by third-parties or the Consultant.

5.
Consultant’s Release and Waiver of Claims.  In consideration for the mutual execution and delivery of this Agreement by the Consultant and the Company, the Consultant, for herself and for her predecessors-in-interest, successors, assigns, heirs, decedents, beneficiaries, and any entity owned or controlled by any party, hereby release and forever discharge the Company and its assigns, heirs, representatives, agents, consultants, subsidiaries, parents, affiliated companies, employees, officers, directors, members, managers, insurers, attorneys, trustees and beneficiaries (collectively the “Company Released Parties”), of and from any and all past, present and future claims, damages, causes of action, costs, expenses, fees, promises, obligations, and liabilities of whatever kind or nature and whether arising in such Company Released Party’s capacity acting on behalf of the Company or otherwise, that the parties have, whether known or unknown, foreseen or unforeseen, anticipated or unanticipated, liquidated or non-liquidated, related in any way to the relationship between the Consultant and the Company, and any other matter of any kind whatsoever whether or not related in any way to the relationship between the Consultant and the Company, but excepting any claims that may arise with respect to the execution or performance of this Agreement or the Escrow Agreement and any claims that arise from Sections 3, 4, and 6 of the Consulting Agreement.

6.
Company’s Release and Waiver of Claims. In consideration for the mutual execution and delivery of this Agreement by the Consultant and the Company, the Company, for itself and for its predecessors-in-interest, successors, assigns, heirs, decedents, beneficiaries, and any entity owned and/or controlled by any party, hereby release and forever discharge the Consultant and her assigns, heirs, representatives, agents, consultants, subsidiaries, parents, affiliated companies, employees, officers, directors, members, managers, insurers, attorneys, trustees and beneficiaries (collectively the “Consultant Released Parties”), of and from any and all past, present and future claims, damages, causes of action, costs, expenses, fees, promises, obligations, and liabilities of whatever kind or nature and whether arising in such Consultant Released Party’s capacity acting on behalf of the Consultant or otherwise, that the parties have, whether known or unknown, foreseen or unforeseen, anticipated or unanticipated, liquidated or non-liquidated, related in any way to the relationship between the Consultant and the Company, and any other matter of any kind whatsoever whether or not related in any way to the relationship between the Consultant and the Company, but excepting any claims that may arise with respect to the execution or performance of this Agreement or the Escrow Agreement and any claims that arise from Sections 3, 4, and 6 of the Consulting Agreement.

7.
No Admission and Covenant Not to Sue. This Agreement, and compliance with this Agreement, shall not be construed as an admission of liability on the part of the Company, such liability being hereby expressly denied.  The Consultant and the Company hereby represent that neither of them has filed nor caused to be filed any pending charges, suits, claims, grievances or other action which in any way arise from or relate to the Consultant’s relationship, and service in all capacities, to the Company Released Parties.  The Consultant and the Company further represent that neither of them has directly or indirectly assigned any claim related to the Consultant’s relationship with, and service in all capacities, to the Company or released hereby to any other person.  The Consultant and the Company agree not to sue or assert claims against any person or entity released in this Agreement, except as expressly stated in this Agreement.

8.
Confirmation of Independent Contractor Status.  The Company and the Consultant both agree that the Consultant has been acting in her capacity for the Company as an independent contractor and not as an employee, and each of the Company and the Consultant agree that neither will take nor support any position that the Consultant was not an independent contractor to the Company.

9.
Confidential Information.  The Consultant acknowledges and agrees that she is subject to the confidentiality covenants set forth in Section 4 of the Consulting Agreement, which are incorporated into this Agreement by reference as if fully rewritten herein and survive the resignation of the Consultant as chief financial officer. The Consultant agrees to continue to comply with such confidentiality terms set forth in the Consulting Agreement.

10.	Attorney Fees and Costs. Each party shall bear its own attorney fees and costs.

11.
Binding Effect. This Agreement shall inure to the benefit of and be binding upon the Consultant and the Company, as well as their respective agents, heirs, decedents, beneficiaries, successors, assigns and representatives.

12.	Headings. The headings in this Agreement are for convenience only and do not in any way limit or amplify the terms or conditions of this Agreement.

13.	Recitals. The above recitals are incorporated into this Agreement.

14.
Severability. The parties to this Agreement further agree that should any clause, sentence, paragraph or other part of this Agreement be finally adjudged by any court of competent jurisdiction to be unconstitutional, invalid or in any way unenforceable, such adjudication shall not affect, impair, invalidate or nullify this Agreement, nor shall it serve as the basis for rescission, avoidance or annulment of this Agreement, but shall affect only the clause, sentence, paragraph so adjudged.

15.
Entire Agreement. This Agreement, together with any other instruments or agreements referred to herein, constitutes the entire agreement of the parties with respect to the subject matter of this Agreement, and there are no other representations, warranties or other agreements, written or oral, between the parties, except those contained in this Agreement.

16.	Modification or Amendment. This Agreement may not be amended or modified except by an agreement in writing signed by the party against whom enforcement of any modification or amendment is sought.

17.	Representations and Warranties. The parties represent and warrant to one another that:

a.
No statements or representations made by or on behalf of any party to this Agreement, or by any third party, except as may be specifically recited in this Agreement, have influenced, induced or caused each party to enter into and execute this Agreement;

b.	Each of the undersigned is authorized to execute this Agreement in the capacity and manner set forth below;

c.
Each party has taken all appropriate action to authorize the execution of this Agreement, and this Agreement and any documents executed in connection with this Agreement constitute the legal, valid and binding obligations of the parties, enforceable against the parties, in accordance with the terms of this Agreement;

d.	Each party warrants that it has read and understands this Agreement in its entirety; and

e.	No party has assigned, transferred, hypothecated or otherwise conveyed any of its interests in any and all claims the parties have waived or disclaimed in this Agreement.

18.
Due Diligence and Assumption of the Risk. Each party acknowledges and represents that it has taken such investigation and due diligence as it deems appropriate prior to entering into this Agreement and that it assumes the risk that the facts or law may be different from what it currently believes them to be.

19.
Attorney Fees for Breach of Agreement. In the event of any judicial or other adversarial proceeding between the parties concerning this Agreement, the substantially prevailing party shall be entitled to recover all of its reasonable attorney fees and other costs, in addition to any other relief to which it may be entitled.

20.	Further Assurances. Each of the parties agrees to take all action necessary to carry out the intentions of the parties as expressed in this Agreement.

21.	Notice. All notices required or permitted in this Agreement shall be in writing, and sent by mail to the party’s address or by electronic mail to the respective address set forth below:

ProtoKinetix, Incorporated

9176 South Pleasants Highway

St. Marys, WV 26170

Susan M. Woodward

c/o Peter Brosse

28601 Chagrin Boulevard. Suite 500

Cleveland, Ohio 44122

Burns, Figa & Will, P.C.

c/o Victoria Bantz (the Company’s legal counsel)

6400 S. Fiddlers Green Circle

Greenwood Village, Colorado 80111

22.	Survival. The respective rights and obligations of the parties shall indefinitely survive the termination of this Agreement to the extent necessary to preserve such rights and obligations.

23.
No Benefit to Others. The provisions set forth in this Agreement are for the sole benefit of the parties and their successors and assigns, and they shall not be construed to confer any rights on or benefit any other persons.

24.
Construction. The parties acknowledge that their respective legal counsel have reviewed and participated in negotiating the terms of this Agreement, and that any rule of construction to the effect that any ambiguity is to be resolved against the drafting party shall not be applicable in the interpretation of this Agreement.

25.	Governing Law. This Agreement shall be governed by the laws of the State of Colorado, without regard to choice of laws principles.

26.
Venue. The parties agree that any action to enforce this Agreement shall be brought in the District Court for Denver County, Colorado, with all parties agreeing and stipulating that such Court has jurisdiction over them and over such an action.

27.
Counterparts. This Agreement may be signed in counterparts and is effective as of the signing of all parties.  Documents with signatures of the parties that are transmitted by facsimile transmission or copies of documents scanned in PDF format that are transmitted by e-mail shall be effective immediately upon signature by all parties, and shall be as valid and binding as though they were original documents.

28.
Legal Counsel; Mutual Drafting. Each party recognizes that this is a legally binding contract and acknowledges and agrees that they have had the opportunity to consult with legal counsel of their choice. Each party has cooperated in the drafting, negotiation and preparation of this Agreement. In any construction to be made of this Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such language. The Consultant agrees and acknowledges that she has read and understands this Agreement, is entering into it freely and voluntarily, and has been advised to seek counsel prior to entering into this Agreement and has had ample opportunity to do so.  The law firm of Burns, Figa & Will, P.C. represented only the Company in connection with this Agreement, and only advised the Company with respect to Colorado law.  The law firm of Meyers, Roman, Friedberg & Lewis represented only the Consultant in connection with this Agreement.  The Company and the Consultant each understand that Burns, Figa & Will, P.C. is acting as escrow agent under the Escrow Agreement, and that pursuant to such agreement Burns, Figa & Will, P.C. has an obligation to act as stated therein.  In each case, the Company and the Consultant waive any conflict of interest with Burns, Figa & Will, P.C., as counsel to the Company and as Escrow Agent pursuant to the Escrow Agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and such Agreement is effective as of the Effective Date.

THE UNDERSIGNED HAVE CAREFULLY READ THE FOREGOING AGREEMENT AND GENERAL RELEASE OF ALL CLAIMS, KNOW THE CONTENTS THEREOF, FULLY UNDERSTAND IT, AND SIGN THE SAME AS HIS OR ITS OWN FREE ACT.

COMPANY
ProtoKinetix, Incorporated

/s/ Clarence E. Smith
By:  Clarence E. Smith, Director & CEO

CONSULTANT

/s/ Susan M. Woodward
Susan M. Woodward, individually

EXHIBIT A – CONSULTING AGREEMENT

PROTOKINETIX, INCORPORATED
CONSULTING AGREEMENT

This CONSULTING AGREEMENT (the “Agreement”) is made and entered into as of ________ ___, 2017 and made effective as of January 1, 2018 (the “Effective Date”), by and between ProtoKinetix, Incorporated, a Nevada corporation (“Company”), and Susan M. Woodward, an individual (“Consultant”).

WHEREAS, the Company is a bio-technology company in the business of developing anti-aging glycoproteins (“AAGP”) for the purpose of enhancing cell survival and health in various applications including transplant procedures, engraftment of tissue and cell preservation;

WHEREAS, Consultant will be resigning as Chief Financial Officer from the Company effective December 31, 2017 and possesses a depth of knowledge regarding the Company and its financials so that Consultant would provide valuable knowledge to the Company in the future; and

WHEREAS, on the Effective Date the Company and Consultant desire to enter into an agreement to perform certain services for the Company and Consultant has agreed to provide such services, on the terms and conditions set forth herein.

AGREEMENT:

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Consultant agree as follows:

1.   Services.  During the Term (as defined below) of this Agreement Consultant will provide the Company with such general corporate, administrative, and technical services as requested by the Company (collectively, the “Services”).

2.   Compensation and Expenses.

(a)   Compensation.  Consultant shall receive compensation equal to $_______ per hour in exchange for the Services provided to the Company on an as needed basis starting on January 1, 2018 until December 31, 2020.  The Company agrees to pay Consultant on the first day of every month starting February 1, 2018 during the Term of this Agreement for such Services rendered in the prior month.

(b)   Existing Options.  Consultant currently holds the following options: (i) an option to purchase 2,000,000 shares of common stock of the Company exercisable at $0.04 per share, with an expiration date of February 25, 2020 pursuant to the option agreement dated May 4, 2015; (ii) an option to purchase 4,000,000 shares of common stock of the Company exercisable at $0.04 per share, with an expiration date of February 25, 2020 pursuant to the option agreement dated May 4, 2015; (iii) an option to purchase 4,000,000 shares of common stock of the Company exercisable at $0.08 per share, with an expiration date of December 31, 2019 pursuant to the option agreement under the 2015 Stock Option and Stock Bonus Plan (the “2015 Plan”) dated January 1, 2016; and (iv) an option to purchase 4,000,000 shares of common stock of the Company exercisable at $0.05 per share, with an expiration date of December 31, 2020 pursuant to the option agreement dated January 1, 2017 under the 2017 Stock Option and Stock Bonus Plan (the “2017 Plan”), (collectively the “Options”).  As incentive to Consultant to enter into this Agreement, Consultant, as an ongoing consultant to the Company, may exercise the Options up until their respective expiration dates.  Consultant’s resignation as of December 31, 2017 as CFO will not act as a termination date for purposes of the 2015 Plan or the 2017 Plan.

(c)   Expenses.  Promptly upon the completion of each month of Services, but no later than the 10th day of the following month, Consultant shall provide the Company with an invoice for Permitted Expenses (defined below).  Such invoice shall be accurate, complete, and include sufficient detail and receipts to substantiate amounts due hereunder.  Amounts due shall be payable within 30 business days of the Company’s receipt of a correct and undisputed invoice from Consultant.  “Permitted Expenses” include the following: (i) when requested by the Company, reasonable expenses for travel, and (ii) other expenses specifically approved by the Company in writing.  Notwithstanding the above, the Company will not be responsible for any single expense in excess of $500 or aggregate expenses in any one month of more than $2,000 without prior written approval of the Company.

3.   Ownership.

(a)   Ownership of Work Products.  To the extent that the Services provided hereunder include original material subject to copyright (referred to as “Work Product”), Consultant agrees that the Services are done as a “work for hire” as that term is defined under U.S. copyright law, and that as a result, the Company shall own all copyrights in and to the Work Product.  To the extent that the Work Product does not qualify as a work for hire under applicable law, and to the extent that the Work Product includes material subject to copyright, patent, trade secret, or other proprietary right protection, Consultant hereby assigns to the Company, its successors and assigns, all right, title and interest in and to the Work Product, including all copyrights, patents, trade secrets, and other proprietary rights therein (including renewals thereof).  Consultant shall execute and deliver such instruments and take such other action as may be required and requested by the Company to carry out the assignment contemplated by this paragraph.  To the extent permitted by applicable law, Consultant hereby waives all moral rights in and to the Work Product.

(b)   License for Prior Works.  By incorporating into any Services any original work or authorship created prior to this Agreement (“Prior Works”), Consultant thereby grants the Company a worldwide, perpetual, nonexclusive, transferable license to use, distribute, publish, or publicly display such Prior Works and modify such Prior Works as incorporated into the Services.
(c)   Ownership of Equipment.  Unless otherwise expressly set forth elsewhere in this Agreement, any and all tangible equipment, materials, documentation, or other items provided by the Company in connection with this Agreement shall remain the property of the Company.
(d)   Ownership of Intellectual Property.  The Company shall retain title to and all rights in all intellectual property provided by the Company in connection with the Services, including, but not limited to, any know-how related to the Services or products provided or developed in the course of Consultant’s Services or the creation of Work Product, such as hardware, software, data, media or other tools or technologies.
4.   Confidentiality.

(a)   Nature of Confidential Information.  In this Agreement, “Confidential Information” includes, but is not limited to, information, whether or not in written form, which has a business purpose and is not known or generally available from sources outside the Company or typical of industry practice, including but not limited to, the Company’s internal structure, financial affairs, programs, software systems, procedures, manuals, confidential reports, marketing methods, the amount, nature and type of services and methods used and preferred by the Company’s vendors and customers and the fees paid by such persons or entities; the identity of the Company’s present and prospective customers and vendors; customer and vendor lists; any data relating to a customer or vendor of the Company; the Company’s business arrangements and costs; and information regarding earnings, forecasts, reports and technical data of the Company, provided that Confidential Information does not include:

(i)    Information that is in the public domain at the date hereof or becomes part of the public domain after the date hereof through no act or omission of Consultant;

(ii)   Information which Consultant can prove was in its possession prior to the date hereof and was not acquired by Consultant from the Company or any person under a confidentiality obligation to the Company;

(iii)  Documents or information independently developed by or for Consultant; and

(iv)  Information received by Consultant without restriction as to disclosure from a third party who has the lawful right to disclose the same.

(b)   Agreement to Keep Information Confidential.  Consultant acknowledges the confidential and proprietary nature of the Confidential Information, shall keep all Confidential Information in strict confidence and will not disclose or dispose of any Confidential Information to any third party.  Consultant may, however, disclose the Confidential Information to its officers, employees, advisers and agents who need to know the Confidential Information for the purposes of the evaluating and assessing the Confidential Information.  All individuals receiving any Confidential Information under this Agreement shall be directed by Consultant to treat the Confidential Information confidentially pursuant to the terms of this Agreement.  Nothing in this Agreement prevents Consultant from disclosing any Confidential Information as may be required by applicable law, regulation, court order or securities regulatory authority.

(c)   No-Trade.  Consultant acknowledges that it may be in possession of material nonpublic information which is considered to be any information concerning the Company that is both (i) material (meaning the average investor would want to know such information before deciding whether to buy, sell or hold securities of the Company, or, in other words, information that could affect the market price of Company securities); and (ii) nonpublic (meaning the information has not been disclosed in the Company’s filings with the SEC or in a press release issued by the Company that has been broadly disseminated to the investing public).  Information is not considered public until the second business day after such disclosure in an SEC filing or press release.  If such material nonpublic information is disclosed to the public, Consultant may not trade in Company securities until the second business day after such disclosure (i.e., the second day after the applicable SEC filing or press release).  The prohibition on trading while in possession of material nonpublic information continues for as long as any information Consultant has is both material and nonpublic and can continue even after Consultant’s engagement with the Company has terminated.

5.   Termination.

(a)   Term. This Agreement shall commence as of the Effective Date and continue until the earlier of December 31, 2020 (the “Term”) or until terminated.

(b)   Termination for Cause.  The Company will have the right to terminate Consultant upon written notice for Cause.  The term “Cause” means as a result of (i) any breach of any written policy of the Company; (ii) conduct involving moral turpitude, including, but not limited to, misappropriation or conversion of assets of the Company (other than immaterial assets); (iii) Consultant’s conviction of, or entry of a plea of nolo contendere to, a felony; or (iv) a material breach of this Agreement.  The term “Cause” shall not mean as a result of the death or disability of Consultant.

(c)   Termination Upon a Change of Control.  This Agreement shall terminate automatically upon a Change of Control of the Company.  For purposes of this Agreement, a “Change of Control” shall mean any of the following:

(i)   Any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, other than any such consolidation, merger or reorganization in which the shareholders of the Company immediately prior to such consolidation, merger or reorganization, continue to hold at least a majority of the voting power of the surviving entity in substantially the same proportions (or, if the surviving entity is a wholly owned subsidiary, its parent) immediately after such consolidation, merger or reorganization; or (B) any transaction or series of related transactions to which the Company is a party in which in excess of 50% of the Company’s voting power is transferred; or

(ii)   The sale, lease, transfer, or other disposition of all or substantially all of the assets of the Company, except where such sale, lease transfer or other disposition is to a wholly owned subsidiary of the Company.

(d)   Survival.  In the event of termination of this Agreement for any reason, Sections 3 through 7 shall survive indefinitely.

6.   Indemnification.

(a)   Indemnification.  Each party agrees to indemnify and save the other, its  affiliates and their respective directors, officers, consultants and agents (each an “Indemnified Party”) harmless from and against any and all losses, claims, actions, suits, proceedings, damages liabilities or expenses of whatsoever nature or kind, including any investigation expenses incurred by any Indemnified Party to which an Indemnified Party may become subject by reason of breach of this Agreement or of law by the defaulting party.  Notwithstanding the above, the Company shall indemnify and hold harmless Consultant from and against any claims, damages, losses or expenses incurred by Consultant which arise out of any acts or omissions taken in good faith by Consultant in connection with or related to Consultant’s performance of the Services.

7.   General Terms.

(a)   Return of Work Product.  Consultant agrees, promptly upon completion of the Services or other termination of this Agreement, to deliver to the Company all Work Product and to return all notes, designs, code, storage devices, documents and any other Company materials, including Confidential Information.  Consultant shall not retain any such materials without the Company’s written approval.

(b)   No Employer-Employee Relationship.  The Company and Consultant understand, acknowledge, and agree that Consultant’s relationship with the Company will be that of an “independent contractor” and not that of an employee.  Consultant will be an “independent contractor” and Consultant will be entitled to work at such times and places as Consultant determines appropriate, will not be under the direction or control of the Company or the manner in which Consultant performs the Services.  Consultant will not be entitled to any of the benefits which the Company may make available to its employees (which benefits may in the future include, but not be limited to, unemployment insurance benefits, group health or life insurance, profit-sharing or retirement benefits).

(c)   Taxes.  Consultant is and will be solely responsible for, and will file, on a timely basis, all tax returns and payments required to be filed with, or made to, any federal, state or local tax authority (including, but not limited to Social Security, federal, state, Medicare, and all of other taxes) with respect to the performance of Services and receipt of fees under this Agreement.  No part of the compensation payable to Consultant will be subject to withholding by the Company for the payment of any social security, federal, state or any other employee payroll taxes.  If required by the Company, Consultant shall prepare and sign such documents affirming Consultant’s citizenship and residency for tax purposes.

(d)   Client Solicitation.  While providing Services to the Company, Consultant shall not solicit work, remuneration or other benefits of any kind directly from any the Company contacts or affiliates without the express, prior written consent of the Company.

(e)   Notices.  All notices, demands, requests, or other communications that may be or are required to be given, served, or sent by any party to any other party pursuant to this Agreement shall be in writing and shall be sent by email, next-day courier, or mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or transmitted by hand delivery, addressed as follows:

If to the Company: ProtoKinetix, Incorporated Attn: Clarence E. Smith, President & CEO	With a copy to: Burns Figa & Will PC Attn: Victoria B. Bantz, Esq.

If to Consultant: Susan Woodward

(f)   Assignment.  This Agreement may not be assigned by either party without prior written consent of the other.

(g)  Entire Agreement. This Agreement, not including any other agreement pursuant to which securities of the Company are issued to Consultant, represents the entire agreement between the parties and supersedes all prior negotiations, representations, agreements, arrangements, and understandings, if any, either written or oral, between the parties with respect to the subject matter of this Agreement, none of which shall be used to interpret or construe this Agreement.  If any term, covenant, condition or provision of this Agreement or the documents and instruments executed and delivered in connection herewith is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the provisions shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

(h)   Law Governing.  This Agreement shall be construed and enforced in accordance with the laws of the State of Colorado even though Consultant may perform services or reside in other states or countries.

(i)   Amendments.  Neither party may amend this Agreement or rescind any of its existing provisions without the prior written consent of the other party.

(j)   Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and will become effective and binding upon the parties at such time as all of the signatories hereto have signed a counterpart of this Agreement.  All counterparts so executed shall constitute one Agreement binding on all of the parties hereto, notwithstanding that all of the parties are not signatory to the same counterpart.  In all other respects, this Agreement shall continue to remain in full force and effect.  Facsimile or .pdf transmissions containing signatures shall be considered delivery and shall be deemed binding.

(k)   Remedies. As the violation by Consultant of the provisions of Sections 3 and/or 4 of this Agreement would cause irreparable injury to the Company, and there is no adequate remedy at law for such violation, the Company shall have the right to seek specific performance or injunctive relief against Consultant without the posting of a bond or other security.  The remedies available with respect to the rights and obligations under this Agreement are cumulative, and this section shall not be construed to limit in any manner whatsoever any other rights or remedies that may be available for any breach of this Agreement.

8.   Venue.  All disputes arising out of or relating to this Agreement and all actions to enforce this Agreement shall be adjudicated in the state or federal courts sitting in Denver, Colorado.  The parties hereto irrevocably submit to the jurisdiction of such courts in any suit, action or proceeding relating to any such dispute.  So far as is permitted under applicable law, this consent to personal jurisdiction shall be self-operative and no further instrument or action, other than service of process or as permitted by law, shall be necessary in order to confer jurisdiction upon the undersigned in any such court.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Consulting Agreement on the date first written above.

ProtoKinetix, Incorporated By: _____________________________ Clarence E. Smith, President and CEO	Consultant: _____________________________ Susan M. Woodward

EXHIBIT B – ESCROW AGREEMENT

ESCROW AGREEMENT
This Escrow Agreement (this “Agreement”) is made as of November __, 2017, by and among ProtoKinetix Incorporated, a Nevada corporation (“ProtoKinetix”), Susan M. Woodward, an individual residing in the state of Ohio (“Ms. Woodward”) and Burns, Figa & Will, P.C., counsel to ProtoKinetix and escrow agent by agreement of the parties.
RECITALS
WHEREAS, pursuant to the Settlement Agreement and General Release, dated November __, 2017 between ProtoKinetix and Ms. Woodward (the “Settlement Agreement”), the parties have agreed to place certain funds (the “Escrow Funds”) in an escrow account with the escrow agent, Burns, Figa & Will, P.C.
WHEREAS, Ms. Woodward desires to have the funds due her pursuant to the Settlement Agreement deposited in escrow for her benefit, to secure ProtoKinetix’s performance under the Settlement Agreement.
WHEREAS, the Escrow Funds are to be delivered to Escrow Agent upon execution of the Settlement Agreement by both parties and are to be held in escrow and released in accordance with the terms and conditions of this Agreement.
NOW, THEREFORE, in consideration of the covenants and mutual promises contained herein and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged and intending to be legally bound hereby, the parties agree as follows:

 TERMS OF THE ESCROW

The parties hereby agree to Burns, Figa & Will P.C. acting as an escrow agent, whereby it shall hold the Escrow Funds for Ms. Woodward’s benefit, until such time as the specific instructions set forth in Section 1.4 of this Agreement have been satisfied.
ProtoKinetix will cause the Escrow Funds to be wired to Burns, Figa & Will, P.C. into the Burns, Figa & Will P.C. COLTAF Trust Account promptly upon ProtoKinetix’s execution of the Settlement Agreement.
This Agreement begins on the date it is executed by both parties and terminates on the date the Escrow Funds have been released. However, if the terms of this Agreement have not been satisfied prior to December 31, 2017, all Escrow Funds shall be returned to ProtoKinetix on January 2, 2018.
The Escrow Funds will be delivered to Ms. Woodward, as follows:
ProtoKinetix and Ms. Woodward agree that Burns, Figa & Will, P.C. will release $6,000.00, representing Ms. Woodward’s December compensation and $110,000.00, representing payment for the transfer of Ms. Woodward’s  options to acquire a total of 12 million shares of ProtoKinetix’s common stock held by Ms. Woodward under certain stock option agreements pursuant to that certain assignment and limited power of attorney attached as EXHIBIT D to the Settlement Agreement. The Escrow Funds shall be sent by wire to Ms. Woodward’s bank account one business days after both of the following have occurred:

(i)
the date that Ms. Woodward notifies Burns, Figa & Will P.C. and ProtoKinetix in writing that all property of, and information pertaining to ProtoKinetix and its business in her possession has been returned to ProtoKinetix. Paper documents and physical property shall be delivered via courier to ProtoKinetix (directly or through Mr. McDonough, a director of ProtoKinetix) and electronically stored property and information shall be made available on a file sharing platform with access provided to ProtoKinetix and ProtoKinetix’s legal counsel; and

(ii)
the date that Ms. Woodward delivers to Burns, Figa & Will P.C. the properly executed document in the form of EXHIBIT D to the Settlement Agreement.  Burns, Figa & Will P.C. will deliver the option agreements and assignments to ProtoKinetix.

Any fees due and owing to Burns, Figa & Will, P.C. with respect its role as an escrow agent will be paid directly by ProtoKinetix.
ARTICLE II
MISCELLANEOUS
2.1 No waiver or any breach of any covenant or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof, or of any other covenant or provision herein contained.  No extension of time for performance of any obligation or act shall be deemed an extension of the time for performance of any other obligation or act.
2.2 All notices or other communications required or permitted hereunder shall be in writing, and shall be sent to the addresses set forth in the Settlement Agreement.
2.3 This Agreement shall be binding upon and shall inure to the benefit of the permitted successors and permitted assigns of the parties hereto.
2.4 This Agreement is the final expression of, and contains the entire agreement between, the parties with respect to the subject matter hereof and supersedes all prior understandings with respect thereto.  This Agreement may not be modified, changed, supplemented or terminated, nor may any obligations hereunder be waived, except by written instrument signed by the parties to be charged or by its agent duly authorized in writing or as otherwise expressly permitted herein.

2.5 Whenever required by the context of this Agreement, the singular shall include the plural and masculine shall include the feminine.  This Agreement shall not be construed as if it had been prepared by one of the parties, but rather as if all parties had prepared the same.
2.6 The parties hereto expressly agree that this Agreement shall be governed by, interpreted under and construed and enforced in accordance with the laws of the State of Colorado.  Any action to enforce, arising out of, or relating in any way to, any provisions of this Agreement shall only be brought in a state or federal court sitting in Denver County, Colorado.
2.7   Burns, Figa & Will, P.C.’s duties hereunder may be altered, amended, modified or revoked only by a writing signed by ProtoKinetix, Ms. Woodward and Burns, Figa & Will, P.C.
2.8  Burns, Figa & Will, P.C. shall be obligated only for the performance of such duties as are specifically set forth herein and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed by Burns, Figa & Will, P.C. to be genuine and to have been signed or presented by the proper party or parties.  Burns, Figa & Will, P.C. shall not be personally liable for any act it may do or omit to do hereunder as the escrow agent while acting in good faith and in the absence of gross negligence, fraud and willful misconduct, and any act done or omitted by the Burns, Figa & Will, P.C. pursuant to the advice of its attorneys-at-law shall be conclusive evidence of such good faith, in the absence of gross negligence, fraud and willful misconduct.
2.9  Burns, Figa & Will, P.C.  is hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other person or corporation, excepting only orders or process of courts of law and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court.  Burns, Figa & Will, P.C. will provide each party with prompt notice of and a copy of each and all such warnings, orders, judgments and decrees.  In case Burns, Figa & Will, P.C. obeys or complies with any such order, judgment or decree, it shall not be liable to any of the parties hereto or to any other person, firm or corporation by reason of such decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.
2.10 Burns, Figa & Will, P.C. shall not be liable in any respect on account of the identity, authorization or rights of the parties executing or delivering or purporting to execute or deliver the Settlement Agreement or any documents or papers deposited or called for thereunder in the absence of gross negligence, fraud and willful misconduct.
2.11 Burns, Figa & Will, P.C. shall be entitled to employ such legal counsel and other experts as it may deem necessary or proper to advise it in connection with the its duties hereunder, may rely upon the advice of such counsel, and may pay such counsel reasonable compensation; provided that the costs of such compensation shall be borne by the Burns, Figa & Will, P.C
2.12 Burns, Figa & Will, P.C.’s responsibilities as escrow agent hereunder shall terminate if it shall resign by giving written notice to ProtoKinetix and Ms. Woodward.  In the event of any such resignation, ProtoKinetix and Ms. Woodward shall appoint a successor escrow agent and Burns, Figa & Will, P.C. shall deliver to such successor escrow agent any Escrow Funds and other related documents held by Burns, Figa & Will, P.C. If no successor escrow agent is appointed within the seven business day period then Burns, Figa & Will, P.C. shall return the Escrow Funds as provided in Section 1.3 above.

2.13 If Burns, Figa & Will, P.C. reasonably requires other or further instruments in connection with this Agreement or obligations in respect hereto, the necessary parties hereto shall join in furnishing such instruments.
2.14 It is understood and agreed that should any dispute arise with respect to the delivery or ownership or right of possession of the Escrow Funds held by Burns, Figa & Will, P.C. hereunder, Burns, Figa & Will, P.C. is authorized and directed in its sole discretion (1) to retain in its possession without liability to anyone all or any part of said documents, the Escrow Funds or documents until such disputes shall have been settled either by mutual written agreement of the parties concerned or by a final order, decree or judgment of a court of competent jurisdiction after the time for appeal has expired and no appeal has been perfected, but Burns, Figa & Will, P.C. shall be under no duty whatsoever to institute or defend any such proceedings or (2) to deliver the Escrow Funds and any other property and documents held by Burns, Figa & Will, P.C. to a state court having competent subject matter jurisdiction and located in Denver, Colorado in accordance with the applicable procedure therefore.
2.15 Each of ProtoKinetix and Ms. Woodward, jointly and severally, agree to indemnify and hold harmless Burns, Figa & Will, P.C. and its partners, employees, agents and representatives from any and all claims, liabilities, costs or expenses in any way arising from or relating to the duties or performance of Burns, Figa & Will, P.C. hereunder or the transactions contemplated hereby other than any such claim, liability, cost or expense to the extent the same shall have been determined by final, unappealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, fraud or willful misconduct of Burns, Figa & Will, P.C.
2.16 Each of ProtoKinetix and Ms. Woodward understand, acknowledge, and agree that the law firm of Burns, Figa & Will P.C. represents only ProtoKinetix with respect to this Agreement and the Settlement Agreement, and has offered no legal, tax, or other advice to Ms. Woodward.  Ms. Woodward has retained the law firm of Meyers, Roman, Friedberg & Lewis to provide Ms. Woodward independent legal and tax advice, and has consulted with such other advisors as she has determined necessary or appropriate in the circumstances.
2.17 Each of ProtoKinetix and Ms. Woodward understand that Burns, Figa & Will, P.C. has acted as legal counsel to ProtoKinetix as described herein and may in the future continue to act as legal counsel to ProtoKinetix, including in connection with the interpretation of and disputes under this Agreement.  In its role as escrow agent, Burns, Figa & Will, P.C. may have certain conflicts of interest with ProtoKinetix, which conflicts may also impact Ms. Woodward.  After consultation with independent counsel to the extent such party determines such consultation necessary or appropriate, each of ProtoKinetix and Ms. Woodward waive any and all of such conflicts with respect to Burns, Figa & Will, P.C. serving as escrow agent herein and as legal counsel to ProtoKinetix.

2.18 This Agreement shall be governed by, interpreted under and construed and enforced in accordance with the laws of the State of Colorado, without regard to choice of laws principles.  The parties agree that any action to enforce this Agreement shall be brought in the District Court for Denver County, Colorado, with all parties agreeing and stipulating that such Court has jurisdiction over them and over such an action.
2.19 This Agreement may be signed in counterparts and is effective as of the signing of all parties.  Documents with signatures of the parties that are transmitted by facsimile transmission or copies of documents scanned in PDF format that are transmitted by e-mail shall be effective immediately upon signature by all parties, and shall be as valid and binding as though they were original documents.
2.20 Each party has cooperated in the drafting, negotiation and preparation of this Agreement. In any construction to be made of this Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such language.
2.21 ProtoKinetix and Ms. Woodward shall be responsible for their own expenses and fees incurred with the drafting, review and execution of this Agreement.
IN WITNESS WHEREOF, the parties hereto have executed this Escrow Agreement as of date first written above.
PROTOKINETIX, INCORPORATED By: _____________________________ Clarence E. Smith, CEO & President	SUSAN WOODWARD, CONSULTANT By: _____________________________ Susan M. Woodward, individually
BURNS, FIGA & WILL, P.C. By: ____________________________ Herrick K. Lidstone, Jr., President

EXHIBIT C – LETTER OF RECOMMENDATION

PROTOKINETIX, INC.

November __, 2017

To Whom It May Concern:

Susan M. Woodward was appointed Chief Financial Officer of ProtoKinetix, Incorporated on October 1, 2014.  During her time as Chief Financial Officer, she played an important role in resolving the Cease Trade Order with the British Columbia Securities Commission, in relocating the Company from Vancouver, British Columbia to the United States, in setting up the accounting records and policies and procedures necessary for the Company to function efficiently and effectively and for assisting in the process of assuring compliance with regulatory agencies.  During her tenure as Chief Financial Officer, all tax and FBAR returns for the Company were filed from 1999 onward, all Forms 10-Q and Forms 10-K were submitted on time, and audit fees steadily decreased due in part to the quality and accuracy of the information that was provided to Davidson & Company.
We wish her nothing but the best in her future endeavors.

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EXHIBIT D – ASSIGNMENT AND LIMITED POWER OF ATTORNEY

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ASSIGNMENT AND LIMITED POWER OF ATTORNEY

THIS ASSIGNMENT AND LIMITED POWER OF ATTORNEY is made as of the ____ day of November 2017 by Susan Woodward whose address is c/o Peter Brosse  (“Assignor”), and ProtoKinetix, Incorporated, c/o Clarence Smith (“Assignee”).

NOW, THEREFORE, for good and valuable consideration, and pursuant to a certain Settlement Agreement dated November ___, 2017, between Assignor and Assignee (“settlement Agreement”) and a certain Escrow Agreement among Assignee, Assignor and Burns, Figa &Will, P.C. dated November ___, 2017 (“Escrow Agent”) and effective upon receipt of One Hundred Ten Thousand Dollars ($110,000.00) as provided in the Settlement Agreement and the Escrow Agreement:

1. Represents and warrants to the Assignee that she is the sole owner of options to acquire 12 million shares of the Assignee’s common stock as follows (collectively the “Options”), and no other person claims or has the right to claim any interest therein:

a.
Options to acquire 4 million shares of the Company’s common stock held by the Consultant under a certain Non-Qualified Stock Option Agreement dated May 4, 2015 but effective February 26, 2015, the original agreement being attached hereto as Exhibit A;

b.
Options to acquire 4 million shares of the Company’s common stock held by the Consultant under a certain Stock Option Agreement dated January 1, 2016, the original agreement being attached hereto as Exhibit B; and

c.
Options to acquire 4 million shares of the Company’s common stock held by the Consultant under a certain Stock Option Agreement dated January 1, 2017, the original agreement being attached hereto as Exhibit C.

2. The Assignor hereby orders, assigns, conveys, and transfers to the Assignee all of Assignor’s right, title, and interest in and to the Options and disclaims any further rights in the Options or in the agreements reflecting the Options.

3. The Assignor hereby constitutes and appoints any officer of the Assignee as attorney-in-fact irrevocably to transfer the Options and cancel the agreements reflecting the Options and for no other purpose. This limited power of attorney shall terminate December 31, 2017.

In witness whereof, the undersigned hereby executes this Assignment and Limited Power of Attorney for the purposes stated herein, as of the first date written above.

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ASSIGNOR: Susan Woodward

_______________________________

State of Ohio	)
) ss.
County of _________	)

The foregoing instrument was subscribed to, acknowledged, and attested before me a Notary Public in and for County and State by Susan Woodward who appeared personally and physically before me to do so and who advised me that she was so appearing and executing the foregoing document without coercion and of her own free will for the purposes stated therein.

Witness my hand and official seal this ___day of November, 2017.

____________________________________
Notary Public

My commission expires: ______________________

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